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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77C
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       (a)    A Special Meeting of the Shareholders of Manufacturers Investment
              Trust (the "Trust) was held at the Trust's principal office at 73 Tremont Street, Boston Massachusetts on May 4, 2001 at 10:00 a.m.

       (b)    Not Applicable

       (c)    Proposals

Proposals 1

Approval of an Amendment to the Trust's Advisory Agreement with Manufacturers Securities Services LLC ("Manulife Securities" or the "Advisor") to increase, from 0.70% at all asset levels to 0.80% of assets up to $200 million and 0.75% of assets in excess thereof, the advisory fee payable to Manulife Securities with respect to the Real Estate Securities Trust.

                                                  SHARES
                                 ------------------------------------------
PORTFOLIO                           FOR           AGAINST          ABSTAIN
---------                        ----------      ---------        ---------

Proposal 1

Real Estate Securities Trust     12,160,389      3,022,318        1,294,334


Proposal 2

Approval of a change to the investment objective of the Real Estate Securities Trust.

                                                  SHARES
                                 ------------------------------------------
PORTFOLIO                           FOR           AGAINST          ABSTAIN
---------                        ----------      ---------        ---------

Proposal 2

Real Estate Securities Trust     13,900,457      1,049,763        1,526,821


Proposal 3

Approval of an Amendment to the Subadvisory Agreement between Manulife Securities and Manufacturers Adviser Corporation ("MAC") appointing MAC as subadviser to the Balanced Trust.

                                                  SHARES
                                 ------------------------------------------
PORTFOLIO                           FOR           AGAINST          ABSTAIN
---------                        ----------      ---------        ---------

Proposal 3

Balanced Trust                   11,513,462        471,401        1,101,652